Exhibit 10.1

ProMIS Neurosciences (US), Inc.

EMPLOYMENT AGREEMENT

September 4, 2026

Ivana Rubino

Dear Ivana:

On behalf of ProMIS Neurosciences (US), Inc. (the “Company”), I am pleased to offer you the position of Chief Commercial Officer (“CCO”). This employment offer letter (the “Employment Agreement”) sets forth the terms for employment below:

1. Position.

Effective as of your first date of employment, which is expected to be October 5, 2026 (the “Effective Date”), you will serve as the Company’s Chief Commercial Officer, and you will report to the Company’s Chief Executive Officer (“CEO”). You will be responsible for duties as are consistent with such position as well as other duties assigned by the Company. Your principal place of employment will be the Greater Boston, Massachusetts area, within thirty (30) miles of Cambridge, Massachusetts. You will travel as reasonably necessary in connection with your duties. Subject to business requirements and applicable legal, tax, immigration, regulatory and data-security considerations, you may perform services remotely from locations outside Massachusetts, including internationally, for reasonable temporary periods. The Company acknowledges that such flexibility forms part of your agreed working arrangement and will not be eliminated solely as a result of a generally applicable return-to-office policy. Specific periods of extended remote work will be coordinated in advance with the CEO. A requirement that you permanently relocate your principal place of employment outside the agreed area without your prior written consent will constitute Good Reason.

You may engage in religious, charitable, and community activities as long as such activities do not materially interfere with your obligations or the performance of your duties to the Company. You may engage in other professional activities, including, but not limited to, board positions, with the prior authorization of the CEO, which authorization will not be unreasonably withheld, conditioned or delayed. Approval may be denied where the CEO reasonably determines that the activity creates a material actual or reasonably foreseeable conflict of interest, would involve disclosure or use of Company confidential information, would materially interfere with your duties, or creates material legal, regulatory or reputational risk. Any denial will identify the reasonable basis. Notwithstanding the foregoing, the Company expressly acknowledges and approves your existing service on the Genworth Scientific Advisory Board.

2. Salary.

The Company will pay you an initial base salary at the rate of $445,000 per year, commencing on the Effective Date, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Such base salary may be increased from time to time by the Board and may not be materially reduced except for an across-the-board reduction similarly affecting all or substantially all senior executive officers, subject to the Good Reason provisions below. The base salary at any given time shall be referred to as the “Base Salary”.

3. Annual Bonus.

You will be eligible to receive an annual performance bonus targeted at 35% of the Base Salary, with the actual bonus determined by the Board based on Company and individual performance objectives established for the applicable year, including the same applicable Company performance multiplier and payout framework used for other senior executive officers.

You will participate in the Company’s annual incentive plan beginning on the Effective Date. For 2026, you will be eligible for a prorated annual bonus based solely on the portion of the year employed by the Company, calculated using a 35% target and the same performance metrics, Company multiplier and payout framework applicable to other senior executive officers. The 2026 bonus will not be subject to any additional minimum-service requirement. Annual bonuses will be paid at the same time as bonuses are paid to the Company’s other senior executive officers following the applicable performance year. If you are terminated without Cause or resign for Good Reason after completion of a performance year but before the applicable payment date, any earned bonus for that completed year will remain payable when bonuses are otherwise paid and the bonus payout is subject to you signing a release as further described in Section 9. Termination Benefits.

4. Sign-on Bonus.

Provided you begin active employment with the Company on or before October 5, 2026, the Company will pay you a one-time, lump sum in the amount of $100,000 (the “Sign-On Bonus”). The Sign-On Bonus will be less taxes and withholdings and shall be paid on the first practicable payroll date following your first date of employment. If you voluntarily resign your employment without Good Reason or are terminated with Cause within six (6) months from the date the Sign-On Bonus is paid, you agree to repay the Sign-On Bonus to the Company in full within thirty (30) days of your last date of employment.

The Sign-On Bonus is intended in part to offset annual incentive and other compensation forfeited in connection with your transition from your current employer.

5. Equity.

Subject to final approval by the Board, the Company shall grant you an option to purchase 80,000 common shares of the Company (the “Common Shares”) at a price per share equal to the “Fair Market Value” (as defined in the 2026 Inducement Plan, as amended from time to time (the “Inducement Plan”)) of the Common Shares calculated on the date of grant (such price, the “Grant Date Market Value”) (such option, the “Stock Option Award”). The Stock Option Award will be granted in accordance with the inducement award exception set forth in Nasdaq Marketplace Rule 5635(c)(4) as an inducement material to your decision to accept the offer of employment with the Company. The Stock Option Award shall be subject to the terms and conditions of the Inducement Plan and stock option agreement, and shall be contingent upon your execution of such award (collectively, the “Equity Documents”). The Stock Option Award will vest as follows: 25% of the Common Shares underlying the Stock Option Award shall vest immediately on the Vesting Commencement Date, and the remaining 75% shall vest monthly over the three (3) years following the Vesting Commencement Date, subject to continuous Service Relationship. The Vesting Commencement Date shall be the Effective Date.

The Stock Option Award will be approved and granted promptly following the Effective Date and no later than the first regularly scheduled Board or Compensation Committee meeting following the Effective Date, with the exercise price determined by Fair Market Value on the actual grant date in accordance with the Inducement Plan.

Beginning with the 2027 compensation cycle, you will be eligible to participate in the Company’s annual executive long-term incentive program on a basis commensurate with your position as Chief Commercial Officer and comparable senior executive officers, as determined by the Board.

6. Benefits.

You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you when such benefit(s) become available. Prior to execution of this Agreement, the Company will provide the current executive benefits summary, including healthcare, 401(k) and employer match (if any), life and disability coverage, paid time off/vacation, holidays and other material executive benefits.

7. At-Will Employment; Accrued Obligations.

Your employment will be “at will”, meaning you or the Company may terminate it at any time for any or no reason. Notwithstanding the foregoing and except for termination in the event of your death, any termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party. In the event of your resignation without Good Reason, you agree to provide the Company with at least 30 days’ notice which may be waived by the Company in its discretion. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary as accrued but not paid through your last day of employment (the Date of Termination), and (ii) documented expenses properly incurred by you on behalf of the Company prior to termination and not yet reimbursed (the “Accrued Obligations”).

8. Work Authorization.

This offer is conditioned upon and you agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by applicable law.

9. Termination Benefits.

In the event the Company terminates your employment for any reason or you resign for any reason, the Company shall pay you the Accrued Obligations. In the event that the Company terminates your employment without Cause (other than by reason of death or Disability) or you resign for Good Reason outside of the Change in Control Period, then provided you enter into, do not revoke and comply with a customary separation agreement and general release of claims in favor of the Company, which will not impose material new post-employment restrictive covenants or obligations beyond those already applicable to you, other than customary confidentiality, non-disparagement and reasonable cooperation provisions, and such Release becomes irrevocable no later than 60 days after the Date of Termination, the Company will provide the following Termination Benefits:

(i) a payment equivalent to twelve (12) months of Base Salary, payable in substantially equal installments over the applicable payment period consistent with the Company’s regular payroll schedule;

(ii) subject to proper COBRA election and applicable law, the Company will continue the employer contribution toward health coverage until the earliest of twelve (12) months following the Date of Termination, eligibility for another employer’s group medical plan, or cessation of COBRA rights;

(iii) any earned but unpaid annual bonus for a completed performance year;

(iv) a prorated annual bonus for the year of termination, based on actual Company performance and target individual performance, or target bonus if actual performance cannot reasonably be determined;

If the qualifying termination occurs within three (3) months before or twelve (12) months after the first event constituting a Change in Control (the “Change in Control Period”), then, subject to the Release, the Company will provide: (A) eighteen (18) months of Base Salary; (B) 1x times target annual bonus; (C) any earned but unpaid bonus for a completed performance year; (D) eighteen (18) months of continued employer health-plan contribution; and (E) 100% acceleration of all time-based equity awards, expressly including options, RSUs and restricted stock.

Cause. For purposes of this Agreement, “Cause” means: (i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including willful repeated failure or refusal to perform material responsibilities requested by the Company, dishonesty with respect to a material matter, or misappropriation of Company funds or property; (ii) commission of a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) willful misconduct by you, whether or not in the course of employment, that results in, or would reasonably be expected to result in, demonstrable material legal, financial or reputational harm to the Company; (iv) a material breach of this Agreement or the Restrictive Covenants Agreement that remains uncured following 30 days’ notice; or (v) material failure to cooperate with a bona fide internal, regulatory or law-enforcement investigation after instruction to cooperate, or willful destruction/failure to preserve known relevant materials.

Change in Control. “Change in Control” shall have the meaning set forth in the Company draft, including specified acquisitions of 50% or more voting power, specified changes in Board majority, qualifying mergers/consolidations, or a sale or transfer of all or substantially all Company assets, subject to the exclusions and conditions stated in the Company draft.

Disability. “Disability” means you are unable to perform the essential functions of your position with or without reasonable accommodation for 180 days (which need not be consecutive) in any 12-month period.

Good Reason. For purposes of this Agreement, “Good Reason” means: (i) removal of your Chief Commercial Officer title; (ii) a requirement that you report to anyone other than the CEO; (iii) a material reduction in your authority, duties, responsibilities or scope; (iv) a material reduction in Base Salary without your consent, except for an across-the-board reduction similarly affecting all or substantially all senior executive officers; (v) a material reduction in your target annual bonus percentage or material executive benefits, except for an across-the-board reduction similarly affecting all or substantially all senior executive officers; (vi) a material breach by the Company of this Agreement; or (vii) a requirement that you permanently relocate your principal place of employment outside the Greater Boston area within thirty (30) miles of Cambridge, Massachusetts without your prior written consent. To terminate for Good Reason, you must provide notice within 60 days after the event, provide at least 30 days to cure, and, if not cured, resign within 30 days following expiration of the cure period.

10. Restrictive Covenants Agreement.

As a condition of your employment by the Company, you are required to enter into the Non-Solicitation, Confidentiality and Assignment Agreement enclosed with this Agreement (the “Restrictive Covenants Agreement”). Your obligations under this Section are subject to your review and acceptance of the Restrictive Covenants Agreement, which will be provided to you before execution of this Employment Agreement.

11. Third Party Agreements and Rights.

You confirm that you are not bound by any agreement with any previous employer or other party that restricts your engagement in the Company’s business, other than applicable confidentiality or other disclosed restrictions. You will not disclose or use information in violation of obligations owed to a prior employer or other party, or bring non-public information belonging to another party onto Company premises or systems.

12. Litigation and Regulatory Cooperation.

During and after employment, you shall cooperate reasonably with the Company in claims, actions, investigations, regulatory reviews and transition matters relating to events occurring during your employment. Any post-employment cooperation will be subject to reasonable advance notice, scheduled so as not to unreasonably interfere with your subsequent professional or personal commitments, compensated at an hourly rate derived from your Base Salary immediately before termination unless otherwise mutually agreed, and accompanied by reimbursement of reasonable out-of-pocket costs. Reasonable costs incurred by you will be reimbursed by the Company.

13. Section 409A.

The Section 409A provisions in the Company draft will remain in effect, including reimbursement timing rules, separate-payment treatment, intended compliance with Section 409A, and any required six-month delay applicable to a specified employee.

14. Withholding; Tax Effect.

All compensation is subject to applicable withholding, payroll taxes and deductions required by law. The Company does not undertake to design compensation to minimize your personal tax liabilities.

15. Entire Agreement.

This Employment Agreement, together with the Restrictive Covenants Agreement and Equity Documents, constitutes the complete agreement between you and the Company and supersedes prior agreements, representations or understandings concerning your employment.

16. Governing Law; Jurisdiction; Assignment; Successors and Assigns.

This Employment Agreement will be governed by Massachusetts law, and the parties submit to the applicable federal and state courts in Massachusetts. Neither party may assign this Agreement without the other’s prior written consent, except that the Company may assign it to an affiliate or successor in connection with a reorganization, merger or transfer of all or substantially all assets. As a condition to any such permitted assignment, the successor or acquiring entity will expressly assume and agree to perform all obligations under this Agreement. Failure to obtain such assumption will constitute a material breach of this Agreement. This Agreement will bind and benefit the parties and their respective permitted successors and assigns.

17. Waiver; Amendment.

No waiver is effective unless in writing and signed by the waiving party. This Agreement may be amended only by a written instrument signed by you and a duly authorized representative of the Company.

18. Enforceability.

If any portion of this Agreement is declared illegal or unenforceable, the remainder will remain valid and enforceable to the fullest extent permitted by law.

19. Background and Reference Checks.

The Company reserves the right to conduct background investigations and/or reference checks, and the offer remains contingent upon satisfactory clearance of any such checks.

20. Other Terms.

The provisions of this Agreement survive termination to the extent necessary to effectuate their terms. Headings are for convenience only. The Agreement may be executed in counterparts, including PDF counterparts.

21. Indemnification; Advancement; D&O Coverage.

To the fullest extent permitted by applicable law, the Company will indemnify you and advance reasonable expenses for claims arising from your service as an officer on terms no less favorable than those provided to other executive officers. You will be covered under the Company’s directors’ and officers’ liability insurance on terms no less favorable than other executive officers, including applicable tail coverage. The Company will provide its standard executive indemnification agreement, if any, for execution.

22. Section 280G.

If any payment or benefit would constitute a parachute payment under Section 280G and be subject to the Section 4999 excise tax, the payments and benefits will either be delivered in full or reduced to the minimum extent necessary to avoid the excise tax, whichever produces the greater after-tax benefit to you, as determined by an independent tax adviser selected by the Company.

23. Equity Treatment Upon Death or Disability.

The Equity Documents will specify treatment of vested and unvested awards upon death or Disability and the post-termination option exercise period. Such treatment will be no less favorable than that generally provided to comparable senior executive officers.

Documents to be provided before execution. The Company will provide: (i) the 2026 Inducement Plan and form of option agreement, including post-termination exercise provisions; (ii) confirmation whether RSUs/restricted stock are available for the new-hire award and the applicable award agreement; (iii) the Non-Solicitation, Confidentiality and Assignment Agreement; (iv) the executive annual bonus plan/policy, including eligibility, normal payment timing, performance metrics, Company multiplier framework and termination treatment; (v) the executive long-term incentive / annual equity-grant framework; (vi) the executive benefits summary; and (vii) the standard executive indemnification agreement and summary of D&O coverage.

ProMIS NEUROSCIENCES

By: /s/ Neil Warma
Name: Neil Warma
Title: Chief Executive Officer

I have read and accept this Employment Offer:

/s/ Ivana Rubino
Ivana Rubino
Date: 9/7/2026